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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                   Computation of Net Income (Loss) per Share
            For the Three and Six Months Ended June 30, 2001 and 2000
                  (Amounts in thousands, except per share data)

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

                                                                  Three Months Ended           Six Months Ended
                                                                       June 30,                     June 30,
                                                               ------------------------      ---------------------
                                                                  2001           2000         2001           2000
                                                                  ----           ----         ----           ----
Basic - assumes no dilution:
Net income (loss) for the period                               $  (4,926)      $  9,682      $11,772       $22,408
                                                               ---------       --------      -------       -------
Weighted average number of common
    shares outstanding during the period                          40,554         40,913       40,539        41,034
                                                               ---------       --------      -------       -------
Net income (loss) per share - basic                            $   (0.12)      $   0.24      $  0.29       $  0.55
                                                               =========       ========      =======       =======
Diluted - assumes full dilution:
Net income (loss) for the period                               $  (4,926)      $  9,682      $11,772       $22,408
                                                               ---------       --------      -------       -------
Weighted average number of common
    shares outstanding during the period                          40,554         40,913       40,539        41,034
Weighted average number of common
    equivalent shares to reflect the dilutive
    effect of common stock equivalent securities:
      Stock options                                                  189             67          130            79
      Common stock units related to Deferred
        Equity Compensation Plan for Directors                       117             97          117            97
      Common stock units related to Deferred
        Compensation Plan for Employees                               14              8           14             8
                                                               ---------       --------      -------       -------
Total common and common equivalent
    shares adjusted to calculate diluted
    earnings per share                                            40,874         41,085       40,800        41,218
                                                               ---------       --------      -------       -------
Net income (loss) per share - diluted                          $   (0.12)      $   0.23      $  0.29       $  0.54
                                                               =========       ========      =======       =======
Percentage of dilution compared
    to basic net income per share                                      0%           4.2%           0%          1.8%
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